EXHIBIT 23.2


                    CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Trigen Energy Corporation

We consent to incorporation by reference in the registration statements No. 333-4198 on Form S-3, No. 33-92468 and No. 333-36151 on Form S-8, and No. 33-
83736 on Form S-8 and Post-Effective Amendment No. 1 to Form S-8 of Trigen Energy Corporation and subsidiaries of our report dated February 3, 1998, relating to the consolidated balance sheets of Trigen Energy Corporation and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997, and the related schedules, as of and for the periods described therein, which report appears in the December 31, 1998 Annual Report on Form 10-K of Trigen Energy Corporation.


                              KPMG Peat Marwick LLLP

March 26, 1998
Stamford, Connecticut